Exhibit 3.1

CAPITALWORKS EMERGING MARKETS ACQUISITON CORP

(THE “COMPANY")

EXTRACT OF THE MINUTES OF AN EXTRAORDINARY GENERAL MEETING OF THE COMPANY

HELD ON 23 MAY 2023

The Chairperson at the Extraordinary General Meeting of the Company held on 23 May 2023 (the "Meeting"), hereby certifies that this is a true extract of the minutes of the Meeting:

1.	PROPOSAL NO. 1 — EXTENSION AMENDMENT PROPOSAL

1.1	RESOLVED as a special resolution, that the date by which the Company would be required to consummate a business combination be extended from June 3, 2023 to March 3, 2024 and that the amended and restated memorandum and articles of association of the Company be amended by the deletion of the existing Article 162 and the insertion of the following language:

"162 (a) In the event that the Company does not consummate a Business Combination within the twenty seven month period following the closing of the IPO (or such earlier date as determined by the Board, in its sole discretion, and included in a public announcement) (the “Termination Date”) (i)  the Company will cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per- Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the Trust Fund and not previously released to the Company to pay taxes, if any, (less up to $100,000 of interest to pay winding up and dissolution expenses), divided by the number of Public Shares then in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in the case of sub-articles (i) and (ii), to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. Notwithstanding the foregoing, if any Founders acquire Public Shares in or after the IPO, they will each be entitled to receive liquidation distributions from the Trust Fund with respect to such Public Shares if the Company fails to complete a Business Combination by the applicable Termination Date.

(b) If any amendment is made to Article 162(a) that would modify the substance or timing of the Company’s obligation to provide holders of the Class A Shares the right to have their shares redeemed in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete its initial Business Combination within the twenty seven month period following the closing of the IPO or with respect to any other provision relating to the rights of holders of the Class A Shares or pre-initial Business Combination activity, each holder of Public Shares shall be provided with the opportunity to redeem their Public Shares upon the approval of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the Trust Fund and not previously released to the Company to pay its taxes, if any, divided by the number of Public Shares then in issue. Notwithstanding the foregoing, the Company shall not redeem Public Shares in connection with such amendment that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions."

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www.verify.gov.ky File#: 374585	Filed: 23-May-2023 16:26 EST Auth Code: G45977936436

2.	PROPOSAL NO. 2 — LIQUIDATION AMENDMENT PROPOSAL

2.1	RESOLVED as a special resolution, that the board of directors of the Company, in its sole discretion, is authorized to elect to wind up the operations of the Company on a date prior to March 3, 2024 and that the amended and restated memorandum and articles of association of the Company be amended by the deletion of the existing Article 162 and the insertion of the following language:

"162 (a) In the event that the Company does not consummate a Business Combination within the twenty seven month period following the closing of the IPO (or such earlier date as determined by the Board, in its sole discretion, and included in a public announcement) (the “Termination Date”) (i)  the Company will cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per- Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the Trust Fund and not previously released to the Company to pay taxes, if any, (less up to $100,000 of interest to pay winding up and dissolution expenses), divided by the number of Public Shares then in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in the case of sub-articles (i) and (ii), to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. Notwithstanding the foregoing, if any Founders acquire Public Shares in or after the IPO, they will each be entitled to receive liquidation distributions from the Trust Fund with respect to such Public Shares if the Company fails to complete a Business Combination by the applicable Termination Date.

(b) If any amendment is made to Article 162(a) that would modify the substance or timing of the Company’s obligation to provide holders of the Class A Shares the right to have their shares redeemed in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete its initial Business Combination within the twenty seven month period following the closing of the IPO or with respect to any other provision relating to the rights of holders of the Class A Shares or pre-initial Business Combination activity, each holder of Public Shares shall be provided with the opportunity to redeem their Public Shares upon the approval of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the Trust Fund and not previously released to the Company to pay its taxes, if any, divided by the number of Public Shares then in issue. Notwithstanding the foregoing, the Company shall not redeem Public Shares in connection with such amendment that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions."

3.	VOTING

3.1	The Resolutions were put to the meeting and each Resolution was carried.

/s/ Whitney Baker
Name:	Whitney Baker

Chairperson

Dated: 23 May 2023

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www.verify.gov.ky File#: 374585	Filed: 23-May-2023 16:26 EST Auth Code: G45977936436